Exhibit 4.1

AMENDMENT TO WARRANT AGREEMENT

THIS AMENDMENT, dated and effective as of February 27, 2006 (this “Amendment”), is made by and among Kindred Healthcare, Inc. (formerly named Vencor, Inc.), a Delaware corporation (the “Company”), and Wells Fargo Bank, National Association (as successor by consolidation to Wells Fargo Bank Minnesota, National Association), as Warrant Agent (the “Warrant Agent”). For all purposes of this Amendment, capitalized terms used but not defined herein have the meanings assigned to such terms in the Warrant Agreement.

RECITALS

WHEREAS, the Company and the Warrant Agent have heretofore entered into that certain Warrant Agreement dated as of April 20, 2001 (the “Warrant Agreement”);

WHEREAS, the Company has informed the holders of the Company’s Series A Warrants (the “Series A Holders”) and the holders of the Company’s Series B Warrants (the “Series B Holders” and, together with the Series A Holders, the “Holders”) that it desires, in order to facilitate the exercise of both the Series A Warrants and the Series B Warrants by the Holders thereof, to amend the Warrant Agreement to permit the Holders to cause the exercise of the Warrants without the requirement for the Holders to pay the Exercise Price therefor in cash; and

WHEREAS, the Company and the Warrant Agent are willing to so amend the Warrant Agreement and a majority of each of the Series A Holders and the Series B Holders have approved this Amendment;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, it is agreed as follows:

ARTICLE I

AMENDMENT

The first paragraph of Section 4.2 of the Warrant Agreement is hereby amended and replaced in its entirety with the following:

“4.2 Exercise of Warrants. During the Exercise Period, each Holder may, subject to this Agreement, exercise from time to time some or all of the Warrants evidenced by its Warrant Certificate(s) by (i) surrendering to the Company at the principal office of the Warrant Agent such Warrant Certificate(s) with the form of election to purchase on the reverse thereof duly filled in and signed, which signature shall be guaranteed by a bank or trust company having an office or correspondent in the United States or a broker or dealer which is a member of a registered security exchange or the NASD, Inc. (the “NASD”), or, to the extent held in “street” name, Holder shall comply with applicable law, and (ii) paying to the Warrant Agent, in cash by wire transfer of immediately available funds to the Warrant Agent for the account of the Company, the aggregate Exercise Price for the number of Warrant Shares in respect of which such Warrants are exercised; provided, however, that with respect to any and all Warrants exercised on or after February 27, 2006, any Holder so exercising may elect not to pay to the Warrant Agent for the account of the Company the Exercise Price for such Warrants in cash and instead such Holder may elect to receive a number of Warrant Shares equal to (A) the number of Warrant Shares for which such Holder’s Warrants are exercised minus (B) the number of Warrant Shares that could be acquired at the last reported per share sale price of the Warrant Shares on the New York Stock Exchange on the date of such exercise for an amount in cash equal to the aggregate Exercise Price for such Warrants (excluding any brokerage fees or other costs or commissions). Warrants shall be deemed exercised on the date such Warrant Certificate(s) are surrendered to the Warrant Agent and tender of payment of the aggregate Exercise Price is received by the Warrant Agent, provided that if Warrants are exercised pursuant to the proviso in the foregoing sentence, the Warrants shall be deemed exercised on the date such Warrant Certificate(s) are surrendered to the Warrant Agent.”

ARTICLE II

MISCELLANEOUS

Section 2.1. Regarding the Company, the Warrant Agent and the Holders. All of the provisions of the Warrant Agreement with respect to the rights and duties of the Company, the Warrant Agent and the Holders shall be applicable in respect hereof as fully and with like effect as if set forth herein in full.

Section 2.2. Continuing Effect. Except as expressly amended by this Amendment, the Warrant Agreement shall remain in full force and effect in accordance with its terms.

Section 2.3. References to Warrant Agreement. All references to the Warrant Agreement in the Warrant Agreement or in any other document executed or delivered in connection therewith shall, from and after the effectiveness of this Amendment, be deemed to be references to the Warrant Agreement as amended hereby, unless the context expressly requires otherwise.

Section 2.4. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE JURISDICTION WHICH GOVERN THE WARRANT AGREEMENT AND ITS CONSTRUCTION.

Section 2.5. Counterparts. This Amendment may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

KINDRED HEALTHCARE, INC.

By:	/s/ Richard A. Lechleiter
Name:	Richard A. Lechleiter
Title:	Executive Vice President and Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Warrant Agent

By:	/s/ Jane Y. Schweiger
Name:	Jane Y. Schweiger
Title:	Vice President

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